EX-28.h.3

ADMINISTRATIVE SERVICES AGREEMENT

Amended and Restated as of April 1, 2020

This Administrative Services Agreement (the “Agreement”) is made by and between Bridgeway Capital Management, Inc., a Texas corporation (the “Administrator”), and Bridgeway Funds, Inc., a Maryland corporation (the “Company”), on behalf of each of its series listed on the attached Schedule A (each a “Fund” or collectively, the “Funds”), as such Schedule A is amended from time to time. This Agreement amends and restates in its entirety the Administrative Services Agreement previously entered into between the Administrator and the Company initially dated March 1, 2007 (as further amended on August 17, 2007, July 1, 2009, July 1, 2015, February 12, 2016, July 1, 2016, July 1, 2017 and April 1, 2019).

RECITALS

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Company and the Administrator desire to enter into an agreement to provide for various administrative and other services required for the operation of each Fund on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

I.	APPOINTMENT AND OBLIGATIONS OF THE ADMINISTRATOR

The Administrator is appointed to provide the services described in this Agreement.

II.	DUTIES OF THE ADMINISTRATOR

The Administrator shall provide the following services, except to the extent that the Company has engaged one or more other service providers to provide such services on behalf of a Fund:

A.    Provide office space, equipment and facilities (which may belong to the Administrator or its affiliates) for performing administrative services under this Agreement;

B.    Supervise and manage all aspects of each Fund’s business and affairs, and assist each Fund (along with other parties engaged by the Company) in selecting, overseeing and/or coordinating, as the case may be, the activities of the other agents engaged by the Company on behalf of each Fund, including, but not limited to, each Fund’s shareholder servicing agent, custodian, transfer agent, fund accounting agent, independent accountants and legal counsel;

C.    Provide such reports, evaluations and information as each Fund and the Board may request from time to time;

D.    Provide the services of individuals competent to perform certain executive, administrative and clerical functions including, but not limited to, the services of a chief compliance officer and a principal financial officer of the Company;

E.    Assist in the review of amendments and updates (with the advice of Company counsel and other parties engaged by the Company) to the Company’s Registration Statement on Form N-1A with respect to the Funds and assist in the review of any other filings required to be made by the Company and the Funds with the Securities and Exchange Commission;

F.    Provide certain shareholder services including updating the website, communicating with shareholders and drafting shareholder communications;

G.    Provide administrative support in connection with necessary meetings of the Board and of the shareholders of each Fund; and

H.    Provide certain recordkeeping services.

III.	REPRESENTATIONS AND WARRANTIES

A.    REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator hereby represents and warrants to the Company that the Administrator is duly incorporated and is in good standing under the laws of the State of Texas and is fully authorized to enter into this Agreement and carry out its terms.

B.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Administrator that the Company and each Fund has been duly organized and is in good standing under the laws of its state of organization and that the Company is fully authorized to enter into this Agreement and carry out its terms.

IV.	CONTROL BY THE BOARD OF DIRECTORS

Any activities undertaken by the Administrator pursuant to this Agreement on behalf of a Fund shall at all times be subject to the control and oversight of the Board.

V.	COMPLIANCE WITH APPLICABLE REQUIREMENTS

In carrying out its obligations under this Agreement, the Administrator shall at all times comply with all applicable provisions of the 1940 Act, the provisions of the Company’s Registration Statement with respect to each Fund, the provisions of the Company’s Articles of Incorporation and Bylaws, and any other applicable provisions of state or federal law.

VI.	DELEGATION OF RESPONSIBILITIES

All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity, including affiliates, to provide certain administrative duties under the Administrator’s supervision and at its expense.

VII.	COMPENSATION

In payment for the services to be rendered by the Administrator under this Agreement, the Company shall pay an annual fee of $209,000 (the “Fee”) to the Administrator. The Fee shall be payable in equal monthly installments. The Fee shall be calculated based on a pro rata basis based on the average daily net assets of each Fund.

VIII.	FREEDOM TO DEAL WITH THIRD PARTIES

The Administrator shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered under this Agreement.

IX.	EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT

A.    This Agreement shall become effective (the “Effective Date”) with respect to each Fund listed on Schedule A as of the Effective Date indicated on Schedule A, as such Schedule A is amended from time to time. This Agreement shall continue in effect as to each Fund until terminated as provided herein.

B.    This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by the Administrator, upon 60 days’ written notice to the other party.

C.    This Agreement may be amended at any time by written agreement of the parties.

X.	STANDARD OF CARE; INDEMNIFICATION.

A.    In the absence of willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement on the part of the Administrator, the Administrator shall not be subject to liability to the Company, a Fund or to any shareholder for any act or omission in the course of, or connected with, rendering services under this Agreement.

B.    The Administrator agrees to indemnify the Company and each Fund with respect to any loss, liability, judgment, cost or penalty which the Company or such Fund may directly or indirectly suffer or incur as a result of a material breach by the Administrator of its standard of care set forth in Section X.A. above. The Company agrees that each Fund shall indemnify the Administrator with respect to any loss, liability, judgment, cost or penalty which the Administrator may directly or indirectly suffer or incur arising in the course of, or connected with, rendering services with respect to that Fund under this Agreement, except to the extent that such loss, liability, judgment, cost or penalty was a result of a material breach by the Administrator of its standard of care set forth in Section X.A. above.

XI.	NOTICES

Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at the following addresses:

If to the Administrator:

Bridgeway Capital Management, Inc.

20 Greenway Plaza

Suite 450

Houston, Texas 77046

Attn: Head of Finance and Talent

If to the Company:

Bridgeway Funds, Inc.

20 Greenway Plaza

Suite 450

Houston, Texas 77046

Attn: President

XII.	INTERPRETATION; GOVERNING LAW

This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Texas shall otherwise govern the construction, validity and effect of this Agreement.

XIII.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and agreements with respect to the subject matter hereof.

XIV.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the 1st day of April 2020.

BRIDGEWAY FUNDS, INC.

By:	/s/ Tammira Philippe
Name:	Tammira Philippe
Title:	President

BRIDGEWAY CAPITAL MANAGEMENT, INC.

By:	/s/ Von D. Celestine
Name:	Von D. Celestine
Title:	Head of Finance and Talent

Schedule A

Fund	Effective Date

Aggressive Investors 1 Fund	April 1, 2020

Ultra-Small Company Fund	April 1, 2020

Ultra-Small Company Market Fund	April 1, 2020

Small-Cap Growth Fund	April 1, 2020

Small-Cap Value Fund	April 1, 2020

Blue Chip Fund	April 1, 2020

Managed Volatility Fund	April 1, 2020

Omni Tax Managed Small-Cap Value Fund	April 1, 2020

Omni Small-Cap Value Fund	April 1, 2020